CONFIDENTIAL SETTLEMENT AGREEMENT
AND GENERAL RELEASE OF CLAIMS

1.Factual Background. John Dulchinos (“Executive”) was employed by Adept Technology, Inc. (the “Company”) starting in or about 1987. In or about September 2008, Executive became the Company’s President and Chief Executive Officer. Executive’s employment with the Company terminated on February 19, 2013 (the “Termination Date”). It is now the Company's desire to provide Executive with a severance payment and to resolve any claims that Executive has or may have against the Company and its affiliated persons and entities. Accordingly, Executive and the Company agree as set forth below.

This Settlement Agreement (“Agreement”) will become effective on the eighth day after it is signed by Executive (the “Effective Date”), but only if Executive does not revoke this Agreement (by email notice of revocation to rob.cain@adept.com, dan.weinblatt@adept.com, and shu@shusny.com) within seven days following the date on which he executes this Agreement.

2.    Termination Date and Resignation From All Company Positions. Executive and the Company agree that Executive’s employment with the Company terminated on the Termination Date. To the extent he still retains any such positions, Executive hereby resigns from any and all positions that he held as an officer and/or director of the Company or any of its affiliated entities, with all such resignations effective as of the Termination Date.

3.    Severance Payment. Subject to Executive’s compliance with the terms of this Agreement, the Company shall pay him a severance equal to seven months’ base salary at his final base salary rate, less applicable withholding. The pre-tax amount of such severance is $184,625.00, which will be paid to Executive in two equal installments of $92,312.50, less applicable withholding, on each of (a) the tenth calendar day following the Effective Date, and (b) the 90th day following the date on which the payment described in (a) is made. Such payments will be sent to Executive at the following address: 16980 Spencer Avenue, Los Gatos, CA 95032.

4.    Payment of All Wages. Executive acknowledges that he has been paid all wages and provided all benefits (including, but not limited to, base salary, bonuses, equity, and paid time off/vacation) that Executive earned during his employment with the Company. Executive understands and acknowledges that he shall not be entitled to any additional payments or benefits of any kind from the Company, other than the severance payment described in Paragraph 3.

5.    Release of Claims. Executive and his successors release the Company and its parents, divisions, subsidiaries, and affiliated entities, and each of their respective current and former shareholders, investors, directors, officers, Executives, agents, attorneys, insurers, legal successors, assigns, and affiliates of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of express or implied contract, wrongful termination, invasion of privacy, constructive discharge, retaliation, fraud, negligent misrepresentation, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, and any claims arising under the Fair Labor Standards Act, the Fair Credit Reporting Act, the Family and Medical Leave Act, the California Labor Code, or any other applicable federal, state, or local law (all listed statutes in this Paragraph as they have been, or are in the future, amended). This release of claims will not apply to any rights or claims that cannot be released as a matter of law, and it will not affect Executive’s right to be indemnified by the Company pursuant to any existing indemnity agreement between Executive and the Company.

The Company releases Executive and his successors of and from any and all claims, actions and causes of action, whether now known or unknown, which the Company now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of express or implied contract, invasion of privacy, fraud, negligent misrepresentation, defamation, or actions related to the performance of Executive’s job while employed by the Company. Provided, however, that the release contained in this paragraph shall not apply to any claims that are based upon or arise out of any fraudulent actions of Executive, or any intentional and/or willful wrongful actions of Executive.

6.    Section 1542 Waiver. The Company and Executive acknowledge that it/he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Company and Executive waive any rights that it/he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that it/he may lawfully waive such rights pertaining to this general release of claims, and affirms that it/he is releasing all known and unknown claims that it/he has or may have against the parties listed above.

7.    Continuing Obligations and Return of Company Property. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any confidentiality, assignment of inventions, and/or non-solicitation agreements between the Company and Executive. To the extent that he has not done so already, promptly following his execution of this Agreement, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive's possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, customer information, Executive records or information, and all documents (whether in paper, electronic, or other format, and any copies thereof) that Executive prepared or received in the course of his employment with the Company.

8.    Non-Disparagement. Executive agrees that he will not, at any time in the future, make any disparaging statements to any third parties (including, without limitation, any print or broadcast media) about the Company, or any of its products, services, employees, or directors (as long as said employees or directors are still employed by, or serving on the Board of Directors of, the Company). Provided, however, that the previous sentence shall not apply to (a) any statements that are made truthfully in response to a subpoena or other legal process, or (b) any truthful, factual statements (which are not in violation of any of Executive’s obligations under the first sentence of Paragraph 7) that are reasonably required in order for Executive to perform his assigned duties for another employer. The Company agrees that for so long as each of them is serving as a member of the Company’s Board of Directors (the “Board”) and/or is employed by the Company, the following individuals shall not make any disparaging statements to any third parties (including, without limitation, any print or broadcast media) about Executive: Rob Cain, Benjamin Burditt, Martin Hale, Richard Juelis, Herbert Martin, and Michael Kelly. Provided, however, that the previous sentence shall not apply to any statements that are made truthfully in response to a subpoena or other legal process.

9.    Non-Solicitation of Co-Workers. Executive agrees that for a period of one year following the Effective Date, he will not, on behalf of himself or any other person or entity, solicit any employee of the Company to terminate his/her employment with the Company, nor will he ask or employ any other person or entity to solicit, or recommend that any other person or entity solicit, or assist any other person or entity in soliciting, any employee of the Company to terminate his/her employment with the Company.

10.    Cooperation. In the event that any litigation action is filed against the Company that is based upon or arises out of, in whole or in part, any acts/events/omissions occurring during the time that Executive served as the Company’s President and Chief Executive Officer, Employee will cooperate voluntarily in the Company’s defense of such action as reasonably requested by the Company or its counsel at mutually-convenient times. Executive will not be entitled to any compensation for his assistance pursuant to this Paragraph, but the Company will reimburse Executive for any actual, out-of-pocket expenses that Executive reasonably incurs in performing his obligations under this Paragraph, including lost wages or salary. To the extent that Executive is required, or is requested by the Company, to testify in any such action, he agrees that he will do so truthfully and accurately.

11.    Agreement Not To Assist With Other Claims. Executive agrees that he shall not, at any time in the future, encourage any current or former Company employee, or any other person or entity, to file any legal or administrative claim of any type or nature against the Company or any of its current or former directors, officers, or employees. Executive further agrees that he shall not, at any time in the future, assist in any manner any current or former Company employee, or any other person or entity, in the pursuit or prosecution of any legal or administrative claim of any type or nature against the Company or any of its officers or employees, unless pursuant to a duly-issued subpoena or other compulsory legal process.

12.    Attorneys' Fees. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in that action.

13.    Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

14.    Severability. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.

15.    Counterparts and Delivery. This Agreement may be executed by the parties separately in counterparts, and facsimile or electronic (PDF) copies of the separately-executed Agreement shall, upon exchange by delivery, facsimile, or PDF/email between the parties or their counsel, have the same force and effect as if a mutually-signed, single original agreement had been executed.

16.    Integration and Modification. This Agreement, along with any agreements described in Paragraph 7 above, constitute the entire agreement between the parties with respect to the termination of their employment relationship and the other matters covered herein, and they supersede all prior negotiations and agreements between the parties regarding those matters, whether written or oral. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

[SIGNATURE PAGE FOLLOWS]

EXECUTIVE UNDERSTANDS THAT HE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE PAYMENT DESCRIBED IN PARAGRAPH 3.

Dated: August  26, 2013                    /s/ John Dulchinos
John Dulchinos

Adept Technology, Inc.

Dated: August 27, 2013                By:    /s/ Rob Cain
Rob Cain
Its: President and Chief Executive Officer

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